EXHIBIT 23.1








                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-65209) of BankAmerica Corporation, a Delaware corporation and successor, by reincorpora-tion and subsequent name change, to NationsBank Corporation, of our report dated January 9, 1998, which appears on page 46 of the NationsBank Corporation Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report dated April 13, 1998, which appears on page 75 of the NationsBank Corporation Current Report on Form 8-K filed
April 16, 1998.



/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Charlotte, North Carolina

October 7, 1998